Exhibit 4.1

ZYMERGEN INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

July 29, 2020

4.4	Titles and Subtitles	29
4.5	Notices	29
4.6	Expenses	30
4.7	Limitation of Liability	30
4.8	Amendments and Waivers	30
4.9	Severability	32
4.10	Aggregation of Stock	32
4.11	Additional Investors	32
4.12	Additional Transfer Restriction	32
4.13	Entire Agreement; Effect on Prior Agreement	34

SCHEDULE A	Schedule of Investors
SCHEDULE B	Schedule of Common Holders

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 29th day of July, 2020, by and among Zymergen Inc., a Delaware corporation (the “Company”), the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor” and collectively as the “Investors”, and the holders of Common Stock (as defined below) listed on Schedule B hereto, each of which is herein referred to as a “Common Holder” and collectively as the “Common Holders”.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the Investors are entering into a Series D Preferred Stock Purchase Agreement (the “Series D Agreement”) providing for the sale of shares of the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”);

WHEREAS, certain of the Investors (the “Existing Investors”) are parties to that certain Amended and Restated Investors’ Rights Agreement dated as of November 30, 2018, by and among the Company and such Existing Investors (collectively, the “Prior Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Series D Agreement, the Company, the Common Holders and the Existing Investors desire to amend and restate the Prior Agreement in its entirety pursuant to the terms hereof; and

WHEREAS, the undersigned satisfy the requirements set forth in Section 4.8 of the Prior Agreement for amendments thereto, and desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

(a)         The term “Act” means the Securities Act of 1933, as amended.

(b)         The term “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund, registered investment fund or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members or investment advisors of, or is under common investment management with, or shares the same investment manager with, such Person.

(c)         The term “Board” means the Company’s board of directors, as constituted from time to time.

(d)         The term “Common Stock” means the Company’s common stock, par value $0.001 per share.

(e)         The term “Direct Listing” means the registration of the Company’s securities under the 1934 Act, in connection with a listing of the Company’s Common Stock for trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board.

(f)          The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g)         The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(h)         The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 of this Agreement; provided, however, that the Common Holders shall not be deemed to be Holders for purposes of Sections 2.1, 2.3, 2.11 and 4.8.

(i)          The term “Initial Closing” shall have the meaning set forth in the Series D Agreement.

(j)          The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(k)         The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(l)          The term “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(m)        The term “Preferred Directors” shall have the meaning provided in the Voting Agreement.

(n)         The term “Preferred Stock” means, collectively, the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), the Company’s Series A-1 Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”), the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), and the Series D Preferred Stock.

(o)         The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(p)         The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the 25,200,000 shares of Common Stock issued to the Common Holders; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 2.1, 2.3, 2.11, 3.1, 3.2, 3.4 and 4.8 and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under Section 2 of this Agreement are not assigned. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(q)         The term “Restated Certificate” shall mean the Company’s Restated Certificate of Incorporation, as amended and/or restated from time to time.

(r)          The term “Rule 144” shall mean Rule 144 under the Act.

(s)         The term “Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 under the Act as it applies to Persons who have held shares for more than one (1) year.

(t)          The term “Rule 405” shall mean Rule 405 under the Act.

(u)         The term “SEC” shall mean the Securities and Exchange Commission.

(v)         The term “Voting Agreement” shall mean the agreement of even date herewith by and among the Company, the Investors and the Common Holders, as it may be amended from time to time.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1       Request for Registration.

(a)         Subject to the conditions of this Section 2.1, if the Company shall receive at any time after the earlier of (i) four (4) years from the date of the Initial Closing and (ii) six (6) months after the effective date of the Initial Offering or Direct Listing, a written request from the Holders of at least 50% of the Registrable Securities then outstanding (for purposes of this Section 2.1, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $30,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

(b)         If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1, and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to those Initiating Holders holding a majority of the Registrable Securities then held by all Initiating Holders). Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)        Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i)          in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;

(ii)         after the Company has effected two (2) registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective;

(iii)        during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective;

(iv)        if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3 hereof; or

(v)         if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period ; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

2.2      Company Registration.

(a)        If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than (i) a registration relating to a demand pursuant to Section 2.1 of this Agreement or (ii) a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5 of this Agreement, the Company shall, subject to the provisions of Section 2.2(c) of this Agreement, use its commercially reasonable best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b)        Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

(c)        Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded from the offering, (ii) the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be excluded if the underwriters, as applicable, make the determination described above and no other stockholder’s securities are included in such offering or (iii) any securities held by a Common Holder be included in such offering if any Registrable Securities held by any Holder other than a Common Holder (and that such Holder has requested to be registered) are excluded from such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, members, retired partners and stockholders of such Holder, or the estates and family members of any such partners, members and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.3     Form S-3 Registration. In case the Company shall receive from the Holders of at least twenty-five percent (25%) of the Registrable Securities (for purposes of this Section 2.3, the “S-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)        promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)        use its commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i)          if Form S-3 is not available for such offering by the Holders;

(ii)         if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $10,000,000;

(iii)        if the Company shall furnish to all Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the S-3 Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(iv)        if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 2.3;

(v)         in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(vi)        if the Company, within thirty (30) days of receipt of the request of such S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of receipt of such request (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145), provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(vii)       during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date ninety (90) days following the effective date of a Company-initiated registration subject to Section 2.2 of this Agreement, provided that the Company is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective.

(c)        If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3(a). The provisions of Section 2.1(b) of this Agreement shall be applicable to such request (with the substitution of Section 2.3 for references to Section 2.1).

(d)        Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Section 2.1 of this Agreement.

2.4      Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)        prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b)        prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)        furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)        use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)        in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)        notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g)        cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h)        provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:

(i)          materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;

(ii)         materially and adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii)        require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.5     Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6     Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3 of this Agreement, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $50,000) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 of this Agreement if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1 and 2.3 of this Agreement.

2.7     Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8     Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)        To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel, accountants and investment managers for each Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission of a material fact required to be stated in such registration statement, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon, and in conformity with, written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling Person or other aforementioned Person.

(b)        To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder.

(c)        Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)       If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.8(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)       Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)        The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.

2.9        Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)       make and keep adequate current public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering or Direct Listing;

(b)       file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c)       furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10      Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is an Affiliate, subsidiary, parent, partner, limited partner, retired partner, member or stockholder of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder or any of such Holder’s family members, or (c) after such assignment or transfer, holds at least 200,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization), provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.12 of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

2.11      Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2 or Section 2.3 of this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

2.12       “Market Stand-Off” Agreement.

(a)       Each Holder hereby agrees that it will not, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (held immediately prior to the effectiveness of the registration statement for the Initial Offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.12 shall not apply to (x) the sale of any shares to an underwriter pursuant to an underwriting agreement, (y) securities purchased by the Holder in the Initial Offering, or (z) securities acquired by the Holder after the Initial Offering, and shall be applicable to the Holders only if all officers and directors of the Company and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with the Initial Offering are intended third-party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Initial Offering that (i) are consistent with this Section 2.12 or that are necessary to give further effect thereto, (ii) in the case of SVF Excalibur (Cayman) Limited (together, with its affiliates, “SVF”), in a form reasonably acceptable to SVF, (iii) in the case of the BG Investors (as defined below), in a form reasonably acceptable to the BG Investors, and (iv) in the case of GIC (as defined below), in a form reasonably acceptable to GIC. In the event that the Company or the managing underwriter waives or terminates any of the restrictions contained in this Section 2.12 or in a lock-up agreement with respect to the securities of any Holder, officer, director or greater than one-percent stockholder of the Company (in any such case, the “Released Securities”), the restrictions contained in this Section 2.12 and in any lock-up agreements executed by the Investors shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of each Investor as the percentage of Released Securities represent with respect to the securities held by the applicable Holder, officer, director or greater than one-percent stockholder. The foregoing provisions of this Section 2.12 shall not apply to a Direct Listing and shall only be applicable to the Company’s Initial Offering if the Company has not already completed a Direct Listing.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 2.12 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(b)       Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other Person subject to the restriction contained in this Section 2.12):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.13      Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2: (a) after five (5) years following the consummation of the Initial Offering or Direct Listing (whichever occurs first), (b) as to any Holder, such earlier time after the Initial Offering at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 or (c) after the consummation of a Liquidation Event, as that term is defined in the Restated Certificate.

3.	Covenants of the Company.

3.1         Delivery of Financial Statements.

(a)       The Company shall deliver to (i) Scottish Mortgage Investment Trust plc and The Schiehallion Fund Limited (collectively, the “BG Investors”), so long as the BG Investors own any shares of the Company’s capital stock, (ii) SVF, so long as SVF owns any shares of the Company’s capital stock, (iii) Gamnat Pte. Ltd. ( “GIC”), so long as GIC owns any shares of the Company’s capital stock and (iv) to each Investor (or transferee of an Investor) that together with their Affiliates holds an aggregate of at least 10,000,000 shares of Preferred Stock, and/or shares of Common Stock issued upon conversion thereof (appropriately adjusted for any stock split, dividend, combination or other recapitalization) (collectively, with the BG Investors, SVF and GIC, the “Major Investors” and each, a “Major Investor”):

(i)       as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited income statement for such fiscal year, an audited balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”);

(ii)      as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iii)     as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company;

(iv)     as soon as practicable, but in any event sixty (60) days after the end of each fiscal year, a budget and Business Plan (as defined below) for the next fiscal year approved by the Board pursuant to Section 3.14(n) and, promptly after prepared, any other budgets or revised budgets prepared by the Company and approved by the Board; and

(v)      such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (v) or any other subsection of Section 3.1 to provide information that (A) it deems in good faith to be a trade secret or similar confidential information or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(b)       Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2        Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that (A) it deems in good faith to be a trade secret or similar confidential information or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3        Termination of Information and Inspection Covenants. The covenants set forth in Sections 3.1 and 3.2 shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of the Initial Offering or Direct Listing, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur and (c) the consummation of a Liquidation Event, as that term is defined in the Restated Certificate; provided, however, that in the event the covenants set forth in Section 3.1 terminate upon a Liquidation Event, if the consideration received by the Major Investors in such Liquidation Event is not solely in the form of cash and/or publicly traded securities, the Company will use commercially reasonable efforts to ensure that the Major Investors receive financial information from the acquiring company or other successor to the Company comparable to those set forth in Section 3.1.

3.4        Right of First Offer. Subject to the terms and conditions specified in this Section 3.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 3.4, the term “Major Investor” includes any general partners and Affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a)       The Company shall deliver a notice in accordance with Section 4.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b)       By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Registrable Securities issued and held by such Major Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). At the expiration of such twenty (20) calendar day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the Shares for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly) Common Stock, including options and warrants (“Derivative Securities”) then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares.

(c)       If all Shares that Major Investors are entitled to obtain pursuant to Section 3.4(b) of this Agreement are not elected to be obtained as provided in Section 3.4(b) of this Agreement, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.4(b) of this Agreement, offer the remaining unsubscribed portion of such Shares to any Person or Persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)       The right of first offer in this Section 3.4 shall not be applicable to (i) any equity securities described in Article IV, Section 4(d)(ii)(A)-(H) of the Restated Certificate, or (ii) the issuance and sale of Series D Preferred Stock pursuant to the Series D Agreement. In addition to the foregoing, the right of first offer in this Section 3.4 shall not be applicable with respect to any Major Investor in any subsequent offering of Shares if (i) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e)       The rights provided in this Section 3.4 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor that is a venture capital fund or other investment fund may assign or transfer such rights to its Affiliates.

(f)       The covenants set forth in this Section 3.4 shall terminate and be of no further force or effect upon the consummation of (i) an Initial Offering or Direct Listing (excluding the filing of a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (ii) a Liquidation Event, as that term is defined in the Restated Certificate.

3.5        Directors’ and Officers’ Insurance. The Company has as of the date hereof or shall within thirty (30) days of the date hereof use its commercially reasonable efforts to obtain from financially sound and reputable insurers directors and officers liability insurance with a coverage amount not less than $5,000,000 and on terms and conditions satisfactory to the Board, and will use its commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board determines that such insurance should be discontinued.

3.6        Observer Rights.

(a)       As long as DCVC Opportunity Fund, L.P. (“DCVC”) and Data Collective II, L.P. (“Data Collective”) collectively own at least eight and one-half percent (8.5%) of the capital stock of the Company on a fully-diluted basis (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) and no more than (1) member of the Board is affiliated with DCVC, the Company shall invite a representative of DCVC to attend all meetings of the Board (and all committees of the Board, other than any special committee formed by the Board to review a potential transaction between the Company and DCVC or its Affiliates) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time provided to the directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner as if such representative were a member of the Board with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative. Any observer shall be required to enter into a commercially reasonable confidentiality agreement with the Company prior to the exercise of the rights contained in this Section 3.6(a).

(b)       The Company shall invite a representative of the Common Holders who are then providing services to the Company as directors, officers, employees or consultants in good standing to attend all meetings of the Board (and all committees of the Board, other than the Compensation Committee or any special committee formed by the Board to review a potential transaction between the Company and any of the Common Holders) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time provided to the directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner as if such representative were a member of the Board with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if such Common Holder or its representative is or is affiliated with a direct competitor of the Company. Any observer shall be required to enter into a commercially reasonable confidentiality agreement with the Company prior to the exercise of the rights contained in this Section 3.6(b).

(c)       As long as SVF owns an aggregate of at least 1,756,811 shares of Series B Preferred Stock, Series C Preferred Stock, and/or shares of Common Stock issued upon conversion thereof (appropriately adjusted for any stock split, dividend, combination or other recapitalization), the Company shall invite a representative of SVF to attend all meetings of the Board (and all committees of the Board, other than any special committee formed by the Board to review a potential transaction between the Company and SVF or its Affiliates) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time provided to the directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative. Any observer shall be required to enter into a commercially reasonable confidentiality agreement with the Company prior to the exercise of the rights contained in this Section 3.6(c). The SVF observer shall initially be Travis Murdoch.

(d)       As long as GIC owns an aggregate of at least 1,756,811 shares of Series D Preferred Stock and/or shares of Common Stock issued upon conversion thereof (appropriately adjusted for any stock split, dividend, combination or other recapitalization), the Company shall invite a representative of GIC to attend all meetings of the Board (and all committees of the Board, other than any special committee formed by the Board to review a potential transaction between the Company and GIC) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time provided to the directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative. Any observer shall be required to enter into a commercially reasonable confidentiality agreement with the Company prior to the exercise of the rights contained in this Section 3.6(d).

3.7        Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Board or a consulting agreement containing substantially similar proprietary rights assignment and confidentiality provisions.

3.8        Employee Agreements. Unless approved by a majority of the Board, including the affirmative vote of a majority of the Preferred Directors then in office, all future employees of the Company who shall purchase, or receive options to purchase, shares of Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (a) vesting of shares over a four (4) year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter and (b) a one hundred and eighty (180)-day lockup period (plus an additional period of up to eighteen (18) days) in connection with the Initial Offering. The Company shall retain a right of first refusal on transfers until the Initial Offering and the right to repurchase unvested shares at cost.

3.9        Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

3.10      Confidentiality. Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect confidential information obtained from third parties under similar obligations of confidentiality for any information obtained pursuant to this Agreement or otherwise as a stockholder of the Company which the Company identifies in writing as being proprietary or confidential, provided that such degree of care shall not be lower than a commercially reasonable standard of care, and such Investor acknowledges that it will not, unless otherwise required by law or the rules of any national securities exchange, association or marketplace, disclose such information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to such Investor, (b) is or becomes (through no willful improper action or inaction by such Investor) generally available to the public, (c) was in its possession or known by such Investor without restriction prior to receipt from the Company, (d) was rightfully disclosed to such Investor by a third party without restriction or (e) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, (a) each Investor that is a limited partnership, limited liability company or other entity may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member, management company or investment manager of such Investor, or any of their respective officers, employees, directors, agents, advisors or other representatives (each of the foregoing Persons, a “Permitted Disclosee”) and (b) in the case of SoftBank and GIC, and without limiting the foregoing, SoftBank and GIC may disclose such proprietary or confidential information to existing and prospective lenders to SoftBank, GIC or their Affiliates and ratings agencies, in each case, without the prior consent of the Company. Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 3.10, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order.

3.11        Right to Conduct Activities.

(a)       The Company hereby agrees and acknowledges that SVF (together with its Affiliates) invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, SVF shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by SVF in any entity competitive with the Company, or (ii) actions taken by any officer or other representative of SVF to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve any of the Investors, including SVF, from liability associated with the unauthorized disclosure of the Company’s confidential information obtained as a director, as an advisor or as an observer pursuant to Section 3.6(c) of this Agreement, or any director of the Company from any liability associated with his or her fiduciary duties to the Company or any person serving as a Board observer pursuant to Section 3.6(c) from any liability associated with his or her confidentiality agreement with the Company or his or her obligations under Section 3.6(c).

(b)       The Company hereby agrees and acknowledges that the BG Investors (together with its Affiliates) invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, the BG Investors shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the BG Investors or any of their Affiliates in any entity competitive with the Company, or (ii) actions taken by any officer or other representative of the BG Investors or any of their Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve any of the BG Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement.

(c)       The Company hereby agrees and acknowledges that GIC (together with its Affiliates) invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, GIC shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by GIC or any of their Affiliates in any entity competitive with the Company, or (ii) actions taken by any officer or other representative of GIC or any of their Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve any of GIC from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement.

3.12      FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities, if any, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and Affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Major Investor if the Company becomes aware of any Enforcement Action (as defined in the Series D Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable anti-corruption and anti-bribery laws.

3.13        Major Investor Rights. As long as DCVC, Data Collective II, L.P. and SVF collectively own at least ten percent (10%) of the capital stock of the Company on a fully-diluted basis (assuming full conversion and exercise of all convertible and exercisable securities then outstanding), the Company may provide the Investors that do not qualify as the Major Investors with rights similar to those provided to the Major Investors pursuant to Section 3.1, 3.2 and 3.4 only with the prior written consent of (y) DCVC and (z) SVF; provided, however, that the Company may, in its sole discretion, provide any Investor that does not qualify as a Major Investor, but who, together with its Affiliates, holds an aggregate of at least 3,800,000 shares of Series D Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), with rights similar to those provided to the Major Investors pursuant to Section 3.1.

3.14        Matters Requiring Investor Director Approval. The Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of at least two-thirds (2/3) of the Preferred Directors then in office:

(a)       make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity, unless it is wholly owned by the Company;

(b)       make any loan or advance to any Person, including, without limitation, any employee or director of the Company, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(c)       guarantee, directly or indirectly, any indebtedness except for (i) trade accounts of the Company or any subsidiary arising in the ordinary course of business or (ii) aggregate indebtedness allowed for per Subsection (e) below;

(d)       make any investment inconsistent with any investment policy approved by the Board;

(e)       incur aggregate indebtedness in excess of $2,500,000 that is not already included in a budget approved by the Board, other than trade credit incurred in the ordinary course of business;

(f)        enter into or be a party to any transaction (which shall not include employee, contractor or consultant compensation) with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the 1934 Act) of any such Person, except for transactions resulting in payments to or by the Company in an aggregate amount of less than $120,000 per year;

(g)       hire, terminate, or change the compensation of any executive officer, including the approval of any stock grant or option grant to an executive officer;

(h)       change the principal business of the Company, enter into any new lines of business, or exit the Company’s current line of business;

(i)        sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(j)        enter into any corporate strategic relationship which was not included in the business plan of the Company approved by the Board, and involves the payment, contribution, or assignment by the Company or to the Company of funds or assets with an aggregate value in excess of $500,000;

(k)       consent to any amendment, waiver or termination of this Agreement, the Voting Agreement, the Series D Agreement or the Right of First Refusal and Co-Sale Agreement of even date herewith by and among the Company, the Investors and the certain other stockholders, as it may be amended from time to time;

(l)        amend, alter or repeal any provision of the Company’s certificate of incorporation or bylaws;

(m)       issue Common Stock as consideration for the Company’s acquisition of a corporation or another entity or substantially all of the assets of a corporation or other entity;

(n)       approve any budget or Business Plan provided to Investors pursuant to this Agreement;

(o)       increase or decrease the number of shares of Common Stock reserved for issuance under the Company’s equity incentive plans; or

(p)       effect the acquisition of any company or companies or its or their assets for cash consideration that exceeds $25,000,000 in the aggregate, with such amount measured with respect to transactions closing from and after the date of the first sale of the Series D Preferred Stock through the date of the next equity financing of the Company after the completion of the sale of shares of Series D Preferred Stock, which next equity financing results in cash proceeds to the Company of at least $100,000,000.

3.15        Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

3.16         Board Matters.

(a)       Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least four (4) times per year in accordance with an agreed-upon schedule.

(b)       The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel and lodging expenses (subject to such nonemployee director’s employer’s travel and lodging reimbursement policies, which shall not be materially more generous as to expense and price parameters than the Company’s travel and lodging reimbursement policies) incurred in connection with (i) attending meetings of the Board and (ii) conducting business development activities at the Company’s prior written request.

(c)       The Company shall maintain a Compensation Committee of the Board, an Audit Committee of the Board, and a Technology & Science Committee (collectively, the “Committees”) reporting to the Board, whose members need not be members of the Board, and the charter of each of the Committees shall be unanimously approved by the Board. The Preferred Director designated by SVF will have a right to be a member of the Compensation Committee and Audit Committee and to be a member of or designate a member of the Technology & Science Committee.

3.17        Business Plan. The three-year business plan of the Company (the “Business Plan”) shall be reviewed and updated annually by management, and approved by the Board, including at least two-thirds (2/3) of the Preferred Directors then in office (or, if less than three Preferred Directors are then in office, but at least one Preferred Director is then in office, then by at least one Preferred Director), no later than in December of a calendar year, in advance of the approval of the annual budget for a coming fiscal year.

3.18      Tax Matters.

(a)       For so long as either any Investor that is otherwise entitled to the benefits of Section 892 of the Code (“Section 892 Investor”) or SoftBank owns equity in the Company, the Company shall not effect any distribution, purchase, merger, consolidation, reorganization, liquidation, or any other action, in each case, that would result in either such Section 892 Investor or SoftBank receiving an equity interest in an entity that is treated as other than a C corporation for U.S. federal income tax purposes (and state and local tax purposes, where applicable) without such Section 892 Investors’ and SoftBank’s prior written consent, not to be unreasonably withheld, conditioned or delayed, but such consent shall not be required if (a) such action would not create any risk that either such Section 892 Investor or SoftBank (or its direct or indirect owners) could recognize “effectively connected income” within the meaning of Code Section 864(c) or Code Section 897, “commercial activity income” within the meaning of Code Section 892(a)(2) or a “permanent establishment” in the United States (as determined for U.S. federal income tax purposes, including with respect to any tax treaty or convention to which the United States is a party); or (b) the Company reasonably cooperates with the Section 892 Investors and SoftBank to insert an intermediary “blocker” or “holding” entity, or such other entity or structure that is treated as a corporation for U.S. federal income tax purposes (and state and local tax purposes, where applicable) for the purposes of the Section 892 Investors’ and SoftBank’s equity holdings in the Company.

(b)       The Company shall notify each Major Investor within five (5) business days of becoming aware that the Company is, or is reasonably likely to be, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, at any time upon each Major Investor’s request, the Company shall timely issue a statement to such Major Investor, in form and substance as described in Treasury Regulation Section 1.897-2(h)(1) and signed under penalties of perjury, regarding whether any interest in the Company constitutes a “U.S. real property interest” within the meaning of Section 897(c) of the Code.

(c)       The Company and Investors agree that (i) the Series C Preferred Stock shall be treated as stock that is not “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations issued thereunder, and (ii) Investors holding Series C Preferred Stock shall not be required to include in income as a dividend for U.S. federal income tax purposes any income or gain in respect of the Series C Preferred Stock on account of the accrual of dividends thereon (including any deemed dividends or as a result of any discount) unless and until such dividends are declared and paid in cash. The Company and Investors agree to take no positions or actions inconsistent with such treatment (including on any IRS Form 1099), unless otherwise required by a change in applicable law.

(d)       The Company shall use commercially reasonable efforts to cooperate with SVF to structure any redemption of the Series C Preferred Stock permitted hereunder to be treated as a payment in exchange for stock pursuant to Section 302 of the Code.

(e)       The Company (and its applicable withholding agents and paying agents) shall only be entitled to deduct and withhold taxes on any payments on the Series C Preferred Stock to the extent required by applicable tax law; provided that, if the Company determines that an amount is required to be deducted and withheld, at least fifteen (15) business days prior to the date the applicable payment is scheduled to be made, the Company shall (i) provide each Major Investor which would be subject to such deduction and withholding with written notice of the intent to deduct and withhold, which notice shall include the basis for the withholding and an estimate of the amount proposed to be deducted and withheld, and (ii) provide such Major Investor with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding, and shall otherwise reasonably cooperate to minimize any such withholding.

(f)        Provided that a Section 892 Investor remains eligible for benefits under Section 892 of the Code and the Treasury Regulations promulgated thereunder and provides an effective and properly executed Internal Revenue Service Form W-8EXP claiming exemption from U.S. federal income tax under Section 892 of the Code, the Company shall not withhold U.S. federal tax on the enumerated items of exempt income (or other items otherwise exempt under Section 892 of the Code) from such Section 892 Investor unless such withholding is otherwise required by applicable law.

3.19      Lead Independent Director. On or prior to the two-year anniversary of the date hereof, the Board shall use commercially reasonable efforts to appoint a “lead independent director” from among the Independent Directors (as defined in the Voting Agreement) and, subject to the mutual approval of (a) the Investors holding a majority of the outstanding Registrable Securities (voting together as a single class, on an as converted basis) then held by the Investors and (b) the Common Holders holding a majority of the outstanding Registrable Securities then held by the Common Holders, such lead independent director may be appointed as chairperson of the Board.

3.20        Termination of Certain Covenants. The covenants set forth in Sections 3.4, 3.6, 3.7, 3.8, 3.11, 3.12, 3.13, 3.14, 3.16, 3.17, and 3.19 shall terminate and be of no further force or effect upon the consummation of (a) the Initial Offering, (b) a Direct Listing or (c) a Liquidation Event, as that term is defined in the Restated Certificate.

4.	Miscellaneous.

4.1        Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2        Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware.

4.3        Counterparts; Facsimile. This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5        Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices and other communications shall be sent to the parties at the addresses set forth on the signature pages hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5).

4.6        Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7        Limitation of Liability. The total liability, in the aggregate, of each Major Investor and its respective officers, directors, Affiliates, employees and agents, for any and all claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever or claims or expenses resulting from such Major Investor’s breach of this Agreement shall be several and not joint with the other stockholders and shall not exceed the total purchase price paid to the Company by such Major Investor for the shares of Preferred Stock held by such Major Investor (provided that such liability cap shall not (x) limit any party from seeking or obtaining equitable remedies, including specific performance, (y) apply to breaches of a party’s confidentiality obligation, nor (z) limit liability for a party’s conduct that is judicially determined to be fraud or willful misconduct). In no event shall a Major Investor any of their Affiliates, directors, officers, partners, employees, investors, consultants or advisors be liable to the Company or its Affiliates, directors, officers, partners, employees, investors, consultants or advisors for any indirect loss or consequential damages as result of such Major Investor’s breach of this Agreement. In addition, any damages for any such breaches by a Major Investor that are based on lost profits, lost business or lost opportunities (i) shall be limited to direct measures of such damages and (ii) are subject to the liability cap set forth in this Section 4.7.

4.8        Amendments and Waivers.

(a)       General. Except as set forth herein, any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company (in accordance with Section 3.14 of this Agreement) and (ii) the Investors holding a majority of Registrable Securities (voting together as a single class, on an as converted basis); provided, however, that in the event that such amendment or waiver adversely affects the obligations or rights of the Common Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the Common Holders holding a majority of the shares of Common Stock then held by all Common Holders.

(b)       Additional Consents Required.

(i)       The provisions of Sections 3.6(a), 3.13, and this clause (i) may be amended, terminated (except as set forth in Section 3.20), or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of DCVC, as long as DCVC and Data Collective collectively own at least eight and one-half percent (8.5%) of the capital stock of the Company on a fully-diluted basis (assuming full conversion and exercise of all convertible and exercisable securities then outstanding).

(ii)      The provisions of Section 3.6(b) and this clause (ii) may be amended, terminated (except as set forth in Section 3.20), or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Common Holders who are then providing services to the Company as directors, officers, employees or consultants in good standing.

(iii)      The provisions of Section 3.1, 3.2, 3.3 and 3.4, and this clause (iii) may be amended, terminated (except as set forth in Sections 3.3 and 3.20), or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Major Investors holding a majority of the Registrable Securities (voting as a single class, on an as converted basis) then held by all of the Major Investors.

(iv)     The provisions of Sections 2.12(a), 3.1(a), 3.4, 3.6(c), 3.11(a), 3.13, 3.14, 3.16, 3.18, 4.8(a), and 4.12, and this clause (iv) may be amended, terminated (except as set forth in Sections 3.3 and 3.20), or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of SVF, as long as SVF owns any shares of Series B Preferred Stock, Series C Preferred Stock, and/or shares of Common Stock issued upon conversion thereof (appropriately adjusted for any stock split, dividend, combination or other recapitalization). In addition, if any proposed amendment or termination of this Agreement or any proposed waiver or termination (except as set forth in Section 3.20) of any term of this Agreement would have a material adverse effect on the economic value or other rights of the shares of Preferred Stock or Common Stock issued upon conversion thereof then held by SVF, then such amendment, termination, or waiver shall require the prior written consent of SVF.

(v)      The provisions of Section 2.12(a), Section 3.1(a), Section 3.11(b) and this clause (v) may be amended, terminated (except as set forth in Sections 3.3 and 3.20), or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of BG, as long as BG owns any shares of the Company’s capital stock.

(vi)     The provisions of Sections 2.12(a), 3.1(a), 3.6(d), 3.11(c), 3.12, 3.14(p), 4.8(a) and 4.12, and this clause (vi) may be amended, terminated (except as set forth in Sections 3.3 and 3.20), or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of GIC, as long as GIC owns any shares of the Company’s capital stock.

(vii)    This Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Common Holder without the written consent of such Investor or Common Holder unless such amendment, termination or waiver applies to all Investors or Common Holders, as the case may be, in the same fashion.

(c)       Right to Participate. Notwithstanding any waiver of any of the provisions of Section 3.4, in the event any Major Investor actually purchases any such Shares in any offering by the Company, then each other Major Investor shall be permitted to participate in such offering on a pro rata basis (based on the level of participation of the Major Investor purchasing the largest portion of such Major Investor’s pro rata share), in accordance with the other provisions (including notice and election periods) set forth in Section 3.4.

(d)       Effect of Amendments/Waivers. Any amendment or waiver effected in accordance with this Section 4.8 shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company.

4.9      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.10    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates (including affiliated venture capital funds, affiliated investment funds or venture capital funds or other investment funds under common investment management or that share an investment manager) or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For the avoidance of doubt, True Ventures IV, L.P., True Ventures Select I, L.P., True Ventures Select II, L.P. and True Ventures Select III, L.P. shall be considered Affiliates of each other for the purpose of qualifying as a Major Investor hereunder.

4.11    Additional Investors. Notwithstanding Section 4.8(a), no consent shall be necessary to add additional Investors as signatories to this Agreement and to update Schedule A accordingly, provided that such Investors have purchased Series D Preferred Stock pursuant to the Series D Agreement.

4.12     Additional Transfer Restriction.

(a)       Each Holder hereby agrees that it will not lend, encumber, offer, pledge, assign, transfer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (“Transfer”), any Shares (as defined in Section 3.4 above) other than by means of a Permitted Transfer (as defined below), until the earlier of (i) five (5) years after the Initial Closing or (ii) the closing of the Initial Offering or Direct Listing (whichever occurs first). If any provision(s) of any agreement(s) currently in effect by and between the Company and any Holder (the “Stockholder Agreement(s)”) conflicts with this Section 4.12, this Section 4.12 shall govern, and the remaining provision(s) of the Stockholder Agreement(s) that do not conflict with this Section 4.12 shall continue in full force and effect.

(b)       For purposes of this Section 4.12, a “Permitted Transfer” shall include any of the following:

(i)       any Transfer of Shares to the Company;

(ii)      any Transfer by a Holder of any or all of such Holder’s Shares to such Holder’s Immediate Family (as defined below) or a trust for the benefit of such Holder or such Holder’s Immediate Family;

(iii)     any Transfer by a Holder of any or all of such Holder’s Shares effected pursuant to such Holder’s will or the laws of intestate succession;

(iv)     if a Holder is a partnership, limited liability company, corporation or other entity, any Transfer by such Holder of any or all of such Holder’s Shares to the partners, members, retired partners, retired members, stockholders, related persons and/or Affiliates (as defined in Section 1(b) above) of such Holder; provided that no Holder (except for SVF and its respective subsequent transferee(s)) may Transfer any of such Holder’s Shares to a Special Purpose Entity (as defined below) pursuant to this subsection (iv); and/or

(v)      any Transfer of Shares approved by the Board, which approval shall not be unreasonably withheld.

With respect to the foregoing clause (v), for the avoidance of doubt, but without limiting the factors that may be considered by the Board, it will not be unreasonable for the Board to withhold approval for (i) the Transfer of Shares to a competitor of the Company, (ii) the Transfer of less than all of a transferee’s Shares or (iii) the Transfer of Shares to a party that would, after giving effect to such Transfer, hold a sufficient number of Shares to elect a Preferred Director (as defined in the Voting Agreement) or, if applicable, to elect an additional Preferred Director.

(c)       For purposes of this Section 4.12:

(i)       “Immediate Family” shall mean any child, stepchild, grandchild or other lineal descendant, any parent, stepparent, grandparent or other ancestor, any spouse, former spouse, sibling, niece, nephew, uncle, aunt, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, or any Spousal Equivalent.

(ii)      “Special Purpose Entity” shall mean an entity that holds or would hold only Shares or has or would have a class or series of security holders with beneficial interests primarily in Shares (including for such purpose an entity that holds cash and/or cash equivalents intended to purchase Shares).

(iii)     “Spousal Equivalent” shall mean an individual who: (A) is in an exclusive, continuous, committed relationship with the relevant Holder, has been in that relationship for the twelve (12) months prior to the relevant date and intends to be in that relationship indefinitely; (B) has no such relationship with any other person and is not married to any other person; (C) shares a principal residence with the relevant Holder; (D) is at least 18 years of age and legally and mentally competent to consent to contract; (E) is not related by blood to the relevant stockholder to a degree of kinship that would prevent marriage from being recognized under the law of the state in which the individual and the relevant Holder reside; and (F) is jointly responsible with the relevant Holder for each other’s common welfare and financial obligations; provided that any Holder who wishes to Transfer stock to a Spousal Equivalent under Section 4.12(b)(ii) above must provide proof of (i) a joint mortgage, (ii) a joint lease or (iii) a joint bank account, in each case held by both the Holder and their Spousal Equivalent.

4.13        Entire Agreement; Effect on Prior Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Upon the effectiveness of this Agreement, the Prior Agreement shall be amended and restated in its entirety by this Agreement and shall be of no further force or effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

ZYMERGEN INC.

By:	/s/ Joshua Hoffman
Name: Joshua Hoffman
Title: Chief Executive Officer

Address:	5980 Horton Street, Suite 105
Emeryville, CA 94608

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

THE SCHIEHALLION FUND LIMITED

Executed for and on behalf of The Schiehallion Fund Limited, acting through its agent, Baillie Gifford Overseas Limited

By:	/s/ Tom Slater
Name:	Tom Slater
Title:	Authorised Signatory of Baillie Gifford Overseas Limited

SCOTTISH MORTGAGE INVESTMENT TRUST PLC

Executed for and on behalf of Scottish Mortgage Investment Trust plc, acting through its agent, Baillie Gifford & Co

By:	/s/ Tom Slater
Name:	Tom Slater
Title:	Partner

Address:	Calton Square, 1 Greenside Row Edinburgh EH1 3AN Scotland, the United Kingdom

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

BARON GROWTH FUND

/s/ Patrick Patatino
By:	Patrick Patatino (Jul 22, 2020 15:43 EDT)
Name:	Patrick M. Patalino
Title:	General Counsel

BARON GLOBAL ADVANTAGE FUND

/s/ Patrick Patatino
By:	Patrick Patalino (Jul 22, 2020 15:43 EDT)
Name:	Patrick M. Patalino
Title:	General Counsel

VY BARON GROWTH PORTFOLIO

/s/ Patrick Patatino
By:	Patrick Patatino (Jul 22, 2020 15:43 EDT)
Name:	Patrick M. Patalino
Title:	General Counsel

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

COTA CAPITAL MASTER FUND, L.P.

By:	Cota Capital GP, LLC
Its:	General Partner

By:	/s/ Bobby Yazdani
Name:	Bobby Yazdani
Title:	Manager

Address:	455 Market Street, Suite 1850 San Francisco, CA 94105

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

DATA COLLECTIVE II, L.P.
on behalf of itself and as nominee for Data Collective II Alpha, L.P., and certain affiliated entities

By:	Data Collective II GP, LLC
Its:	General Partner

By:	/s/ Zachary Bogue
Name:	Zachary Bogue
Title:	Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

ENDURANCE FUND LTD

By:	/s/ Pedro Conde Filho
Name:	Pedro Conde Filho
Title:	Investment Manager

By:	/s/ Thomas Terschluse
Name:	Thomas Terschluse
Title:	Director

Address:	Clifton House, 75 Fort Street George Town, Cayman Islands

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

SANDI PETERSON

By:	/s/ Sandi Peterson

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

SVF Excalibur (Cayman) Limited

By:	/s/ Karen Ellerbe
Name:	Karen Ellerbe
Title:	Director

Address:
c/o SB Investment Advisers (UK) Limited 69 Grosvenor Street London, W1K 3JP Attention: Ayako Adachi

Email: legal@softbank.com

and

c/o SB Investment Advisers (US), Inc. 1 Circle Star Way, 4F San Carlos, CA 94070 Attention: Brian Wheeler

Email: legal@softbank.com

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

THE FLATLEY FAMILY TRUST

By:	/s/ Jay Flatley
Name:	Jay Flatley
Title:	Trustee

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

TRUE VENTURES SELECT III, L.P.

By:	True Venture Partners Select III, LLC
Its:	General Partner

By:	/s/ James G. Stewart
Name:	James G. Stewart
Title:	COO

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMMON HOLDER:

/s/ Erik Dean
Erik Dean

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMMON HOLDER:

/s/ Joshua Hoffman
Joshua Hoffman

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMMON HOLDER:

/s/ Zachariah Serber
Zachariah Serber

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT FOR ZYMERGEN INC.

SCHEDULE A

SCHEDULE OF INVESTORS

The Schiehallion Fund Limited
Scottish Mortgage Investment Trust PLC
Baron Growth Fund
Baron Global Advantage Fund
VY Baron Growth Portfolio
The Flatley Family Trust
Sandi Peterson
DCVC Opportunity Fund, L.P.
Data Collective II, L.P.
True Ventures IV, L.P.
True Ventures Select I, L.P.
True Ventures Select II, L.P.
True Ventures Select III, L.P.
Two Sigma Ventures II, LLC
Obvious Ventures
Innovation Endeavors II, L.P.
DFJ Venture XI, L.P.
DJF Venture XI Partners Fund, LLC
Tallwood Partners, LLC
Silas Holdings III LLC
Zavain Dar
Stefan Heck
88 Growth International Co. Limited
Mission Bay Capital, LLC
AME Cloud Ventures, LLC
HVF Investments, LLC
AngelList-Zygen-PR1-Fund, a series of AngelList-JR-Funds, LLC
AngelList-Zymergen Fund, a series of AngelList-JR-Funds, LLC
Bioeconomy Capital Z1, LLC
Bioeconomy Fund 1, LLC
Paul and Deborah Jansen Family Trust
David St. Clair & Maryalice St. Clair, JT
McClary Ventures
Stefan Heck
Matthew R. Eggers
Jerel Davis
Kimmel Berkowitz Trust
Attico Capital
Stephen Quake
Roel Collier
Mark Patel
Neil Renninger

Tamara L. Tompkins & Christian L. Schin
Jenny Rooke
Richard Hansen
Banatao Children’s Trust II
Stefan J. Pastine
Kindred Ventures LLC
Camaplan FBO Alexandra McManus, IRA
Willowbrook Fund, LP
Family Fischer Investments LP
Nigel Higgins
SVF Excalibur (Cayman) Limited
Prelude Fund, LP
ICQ Investments ZY, LP
Tao Invest LLC
Stuart H. Mason
Via Seed Technology Partners Explorer Fund LP
Fred Craves
AFOS, LLC
Kookmin Bank as Trustee of Hanwha Global Corporate PE Strategy Private Fund 2
Endurance Fund LTD
Trans-Pacific Technology Fund, L.P.
Central Valley Administrators, Inc.
PM Operating, Ltd.
Broad Street Principal Investments, L.L.C.
Salt Run Capital, Inc.
91313 Investment Holdings LLC
Silas Holdings I LLC
Raymond S Cahnman and Susan M Berman
Cota Capital Master Fund, L.P.
Cota Opportunities III, LLC

SCHEDULE B

SCHEDULE OF COMMON HOLDERS

Erik Dean
Bonnie K. Dean Revocable Trust U/A January 10, 1997
Rudolph N. Dean Revocable Trust U/A January 10, 1997
Joshua Hoffman
Kathryn Morris, as custodian for Isaac Hoffman under the California Uniform Transfer to Minors Act
Kathryn Morris, as custodian for Alice Hoffman under the California Uniform Transfer to Minors Act
Zachariah Serber
Kathleen P. Murray, as custodian for Ithaka Serber under the California Uniform Transfer to Minors Act
Fiona St. Clair
Stephen Murray